EXHIBIT 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of September 14, 2009 (“Effective Date”) by and between OSI Systems, Inc., a California corporation (the “Company”), and Ajay Mehra (“Executive”).

1. ENGAGEMENT AND DUTIES.

1.1 Commencing upon the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive with the title and designation of Executive Vice President of the Company and President of the Company’s Rapiscan Systems division. Executive shall report to the Company’s Chief Executive Officer.

1.2 Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder and will not, without the prior consent of the Company, which consent will not be unreasonably withheld, render any material services to any other business concern. Reasonable bases for the Company to withhold consent include, without limitation, unreasonable interference with, or other incompatibility with, Executive’s duties to the Company, so long as such bases are stated in writing by the Company.

1.3 Except for routine travel incident to the business of the Company or the performance of his duties, Executive shall perform services hereunder primarily at the Company’s offices in Torrance, California, or at such other place as Executive and the Company may from time to time agree.

2. TERM.    This Agreement shall commence as of the Effective Date and, unless sooner terminated pursuant to Section 4 of this Agreement, shall end upon the later of (i) the third anniversary of the Effective Date or (ii) one (1) year following the date that the Company notifies Executive in writing that the Company elects to end the term of Executive’s employment. The “Term” of this Agreement shall be the period from the Effective Date until the date on which this Agreement concludes, whether by action of the parties as described in Section 4 herein, or by expiration of any renewal period in which notice of non-renewal is provided by either party. For purposes of this Agreement, the “Completion Date” shall be defined as the final date of the Term.

3. COMPENSATION.

3.1 Base Salary.    The Base Salary shall be payable at such times and in such manner as the Company customarily pays other similarly situated executives but in no event less frequently than twice per month. Executive’s Base Salary shall be reviewed annually, and shall be subject to upward adjustment on the basis of such review but shall not in any event be reduced.

3.2 Equity Participation.

3.2.1 To the extent that the Company or its Affiliates maintain one or more equity participation plans, Executive shall be eligible to participate in such plans; provided, however, that Executive’s participation in such equity participation plans, and the extent of any such participation, shall be at the Company’s sole discretion.

3.2.2 Notwithstanding anything to the contrary herein, all stock options and equity awards granted to Executive by the Company shall become fully vested and nonforfeitable upon a Change in Control (as defined herein).

3.3 Bonuses.    Executive shall participate in the Company’s bonus pool and Executive’s bonus (if any) shall be determined and paid on the same or similar basis as the bonuses of other similarly-situated executives. Each bonus payment shall be made no later than September 30 of the calendar year that contains the last day of the fiscal year or performance year to which the bonus payment is attributable.

3.4 Fringe Benefits.    Executive shall be entitled to participate in and receive benefits under any plan of the Company made available from time to time to any other similarly situated executive, provided he is otherwise eligible to participate. Such benefits may include, without limitation, life insurance, disability insurance, medical/dental/vision insurance, and retirement benefits, including participation in the Company’s deferred compensation plan.

3.5 Business Expenses.    Company shall advance to or reimburse Executive for all reasonable, ordinary and necessary business expenses incurred by Executive as a result of Executive’s services hereunder, in accordance with Company policy as established from time to time.

3.6 Vacation and PTO.    Executive shall be entitled to vacation and paid time off in accordance with the Company’s policy applying to other similarly-situated executives, but in no event less than three weeks vacation and one week paid time off in each year during the Term.

3.7 Relocation Package.    In the event of relocation, during the Term, of Executive’s principal office location more than 25 miles from its location as of the Effective Date, and, as a result thereof, Executive relocates his principal residence, the Company shall offer Executive a reasonable relocation package.

4. TERMINATION OF EMPLOYMENT.

4.1 By the Company For Cause.    The Company may terminate Executive’s employment under this Agreement “for cause” at any time upon notice to Executive. “Cause” is defined as: (a) Executive’s admission or conviction of, or entering of a plea of nolo contendere as to any felony, or any lesser crime involving fraud, embezzlement or theft; (b) Executive’s failure to substantially perform his duties, which failure cannot be cured or is not cured within ten (10) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control; or (c) Executive’s material breach of any provision of this Agreement, which breach cannot be cured or is not cured within thirty (30) business days after written notice from the Company, as long as Executive is not prevented from performing or curing by actions outside his control.

4.2 By the Company Other Than For Cause.    The Company may terminate this Agreement at any time other than for cause, for the following additional reasons:

4.2.1 Death.    In the event of Executive’s death, this Agreement shall automatically terminate and all rights of Executive and his heirs, executors and administrators to compensation and other benefits under this Agreement shall cease (except to the extent such benefits accrued prior to death); provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.2 Disability.    The Company may, at its option, terminate this Agreement upon written notice to Executive if Executive, because of physical or mental incapacity or disability, fails to perform the essential functions of his position required of him hereunder for an aggregate period of 60 days within any six-month period. Upon such termination, all obligations of the Company hereunder shall cease; provided, however, that Executive’s participation in the Company’s employee benefit plans or programs shall cease in accordance with the terms of such plans or programs as then in effect.

4.2.3 Without Cause.    The Company may terminate Executive’s employment without cause upon 30 days’ written notice (“Notice Period”) to Executive. The Company may elect whether or not Executive shall perform duties under this Agreement during all or a portion of the Notice Period but shall be required to pay Executive all wages and other compensation as provided for in Section 3 until the end of the Notice Period (“Notice Period Compensation”).

4.3 Termination By Executive.    Executive may terminate this Agreement at any time upon 30 calendar days’ notice (“Executive Notice Period”) to the Company, whether or not such termination is for Good Reason as described below. The Company may elect whether or not Executive shall perform duties under this Agreement during all or a portion of the Executive Notice Period but shall be required to pay Executive all wages and other compensation as provided for in Section 3 until the end of the Executive Notice Period.

4.3.1 Good Reason.    Executive may terminate this Agreement for “Good Reason,” which shall mean the occurrence of any of the following events unless the Executive specifically agrees in writing that such event is not Good Reason provided that (x) Executive terminates this Agreement within 6 months following the initial existence of one or more of the following events that occur without Executive’s consent and (y) Executive provides written notice to the Company of the existence of one or more of the following events within 90 days of the initial existence of such event or events and the Company fails to remedy such event or events within 30 days of receiving such notice:

(a) Substantial Reduction in Duties.    Any substantial reduction in duties whereby Executive’s job responsibilities are markedly and significantly reduced in scope, complexity, and/or importance to overall Company operations;

(b) Relocation.    Following a Change in Control, the relocation of Executive’s principal office location more than 25 miles from its location as of the Effective Date;

(c) Reduction in Salary.    Executive’s Base Salary is reduced from any prior year;

(d) Material Breach.    Any material breach of the Agreement by the Company that is not cured within 10 business days after written notice from Executive;

(e) Change in Title.    Any change in Executive’s titles such that Executive no longer holds the titles (and duties and privileges commensurate with such titles) set forth in Section 1.1 and instead is given a title with duties and privileges of less importance and stature;

(f) Change in Reporting Relationship.    Any change in the reporting relationship, such that Executive no longer reports to the Company’s Chief Executive Officer; and

(g) Change in Role.    In the event that, for whatever reason, the Company is no longer the parent entity in its organizational framework, such that Executive is no longer the Executive Vice President of the parent entity or President of its security products division.

4.3.2 Without Good Reason.    Executive may terminate this Agreement without Good Reason as defined herein.

4.4 Payments Upon Termination.    Upon expiration or termination of this Agreement for any reason by either party as described in this Section 4, Executive shall be entitled to receive payment of (a) Base Salary through the Completion Date; (b) any unused vacation and paid time off accrued through the Completion Date; and (c) applicable employee benefits to which Executive is entitled upon the cessation of employment with the Company, in accordance with the terms of the plans or programs of the Company then in effect. In addition to the above, and subject to Executive’s execution of a customary and reasonable release of liabilities in favor of the Company, the following shall apply:

4.4.1 In the event of termination of Executive’s employment by the Company without cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, subject to the provisions of Section 4.4.2 below, Executive shall also be entitled to the following in addition to the payments described in Section 4.4 above: (a) an amount equal to 18 months’ salary at Executive’s then-current Base Salary; (b) an amount equal to 1.5 times the average of bonuses paid by the Company to Executive in the three years preceding such termination; and (c) acceleration of vesting of all stock options and equity grants from the Company to Executive, and an extension of time to exercise such stock options such that Executive’s right to exercise such stock options shall continue until the first anniversary of the Completion Date, but in no event later than the Expiration Date of the options, as defined under the stock option agreement covering such options.

4.4.2 Within 90 days prior to or 12 months after a Change of Control, if there is either (A) a termination of this Agreement by the Company without cause pursuant to Section 4.2.3, or (B) a termination of this Agreement by Executive for Good Reason pursuant to Section 4.3.1, then:

(a) Equity and stock options granted by the Company to Executive shall, to the extent unvested, immediately vest, and such stock options shall remain exercisable by Executive for no less than 12 months after the date of such termination.

(b) In addition to the provisions of Section 4.4 above, and in lieu of the payments described in Sections 4.4.1(a) and 4.4.1(b) above, Executive shall be entitled to (a) an amount equal to 24 months’ salary at Executive’s then-current Base Salary; and (b) an amount equal to twice the average of bonuses paid by the Company to Executive in the three years preceding such termination.

(c) If a termination of this Agreement covered by this Section 4.4.2 is contingent upon a change in ownership or effective control of Company or a change in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, a “280G Event”)), then Executive, at his option, may elect to receive the compensation and benefits otherwise payable under Sections 4.4.2(a) and (b), or the Alternative Payment (as defined below) in lieu of the compensation and benefits otherwise payable under Sections 4.4.2(a) and (b). In order to elect the Alternative Payment, Executive must give written notice to Company of such election: (i) within fifteen (15) days after his resignation with good reason; or (ii) within fifteen (15) days after he is terminated by Company without cause (each, a “Alternative Payment Notice”). For purposes of this Agreement, “Alternative Payment” means a lump sum payment made by Company to Executive in immediately available funds in an amount equal to the product of 2.99 (or, if Code Section 280G(b)(2)(A)(ii) is amended providing for a multiple other than 3, then the multiple as amended, less 0.01) multiplied by Executive’s “base amount” (as defined in Code Section 280G(b)(3)); provided, however, that in the case of a 280G Event, the amount of the Alternative Payment shall be reduced by the value of acceleration (as determined under Code Section 280G and the regulations thereunder) of any equity or stock options accelerated hereunder. Payments to Executive upon termination of this Agreement under this Section 4.4.2 shall be subject to mitigation as provided in Treasury Regulations Section 1.280G-1 Q&A 42(c)(5). The value (as determined under Code Section 280G and the regulations thereunder) of acceleration of vesting of equity or stock options granted by the Company to Executive shall be taken into account to the minimum extent necessary so as not to violate Treasury Regulations Section 1.280G-1 Q&A 42(c).

4.4.3 “Change in Control” means the occurrence of any of the following events during the Term of the Agreement: (i) any sale, lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company; (ii) a merger or consolidation of the Company and the Company is not the surviving entity; (iii) a reorganization or liquidation of the Company; (iv) a merger, consolidation, tender offer or any other transaction involving the Company if the equity holders of the Company immediately before such merger, consolidation, tender offer or other transaction do not own, directly or indirectly, immediately following such merger, consolidation, tender offer or other transaction, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, tender offer or other transaction; (v) Deepak Chopra ceases to be Chief Executive Officer of the Company, unless his termination from employment with the Company is by reason of a voluntary termination; (vi) a change in the composition of the Company’s Board as a result of which fewer than a majority of the directors are Incumbent Directors; or (v) the consummation of any other transaction involving a significant issuance of the Company’s securities, or other material event, that the Company’s Board determines to be a Change in Control. The term “Incumbent Directors” shall mean directors who either: (A) are directors of the Company as of the Effective Date hereof; or (B) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors (“Approved Successors”) described in (A) above at the time of such nomination; or (C) are nominated for election to the Board of the Company with the affirmative votes of at least a majority of the directors of the Company who are Incumbent Directors or their Approved Successors. Notwithstanding the foregoing, “Incumbent Directors” shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

4.4.4 Subject to the terms of the Company’s benefit plans, in the event of a termination of this Agreement by the Company without cause pursuant to Section 4.2.3 or by Executive for Good Reason pursuant to Section 4.3.1, if at the Completion Date, the Executive was covered as an active employee under the Company’s group health plan(s), the Executive will be entitled to purchase continuation coverage under Company’s group health plan pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, 29 U.S.C. Section 1161, et. seq. (“COBRA”) and applicable state law (“Continuation Coverage”) for himself and his dependents, if such dependents constitute “qualified beneficiaries” under COBRA, and the following provisions will apply thereto:

(a) The Company will pay the premiums for the Executive’s and, as applicable, his eligible dependents’ Continuation Coverage for coverage at the same level in which the Executive and, as applicable, his eligible dependents were enrolled as of the day before the Executive’s termination of employment for the period beginning on his termination from employment and ending on the last day of the twenty fourth calendar month after the Executive’s termination of employment (the “Continuation Period”). For purposes of this Agreement, the amounts contributed by the Company for Continuation Coverage on behalf of the Executive and, as applicable, his eligible dependents, are referred to as the “Premium Payments.”

(b) In the event and on the date that the Executive becomes covered under another group health plan without any preexisting condition limitations or exclusions, the Company’s obligation to pay the premiums for Continuation Coverage will cease. The Executive acknowledges that he is not entitled to the Premium Payments except as a contribution for Continuation Coverage and only as specifically provided herein. The Executive will promptly notify the Company in writing if he becomes covered under another group health plan prior to the end of the Continuation Period.

4.4.5 Subject to Section 8.12, payments upon termination under this Section 4.4 shall be made in a single lump-sum cash payment, less appropriate deductions and withholding, on the Completion Date or, with respect to payments described in Sections 4.4.1 and 4.4.2, upon Executive’s “separation from service” within the meaning of Section 409A (as such term is defined in Section 8.12) if such separation from service occurs after the Completion Date. The Company’s liability for wages and benefits upon termination of this Agreement is limited to the obligations set forth herein.

5. PROTECTION OF CONFIDENTIAL INFORMATION; NON-SOLICIT.

5.1 Executive acknowledges that his work for the Company will bring him into close contact with many confidential affairs of the Company not readily available to the public, and hereby agrees that he will not at any time (both during the Term and thereafter) disclose to any person, including any legal entity (except the Company and its Affiliates), any Confidential Information, and will only use Confidential Information for the Company’s benefit; provided, however, that Executive may use and disclose Confidential Information to the extent necessary to assert any right or defend against any claim arising under this Agreement or pertaining to Confidential Information or its use, to the extent necessary to comply with any applicable statute, constitution, treaty, rule, regulation, ordinance or order, or if Executive receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency after giving prior notice to the Company. “Confidential Information” includes but is not limited to information or documents Executive has access to during the Term which relate to the Company’s operations, marketing, sales, or product development including, without limitation, records that are identified as, or that can reasonably be characterized as, confidential; employee names, duties and contact information; customer identities and lists, customer contacts, information about customer requirements and preferences; forecasts, budgets, and other financial information; plans, strategic, tactical or otherwise; data, computer programs, manuals, formulae, specifications, processes, methods, intangible rights and other similar items; provided that “Confidential Information” does not include information that at the time of disclosure has previously been made generally available to the public by any authorized action of the Company or is otherwise available to the public. “Affiliate” is a person or entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

5.2 Upon termination of this Agreement for any reason, Executive shall return to the Company all Confidential Information in his possession, custody or control.

5.3 Executive agrees that he will not, during the Term and for a period of two years thereafter, solicit, directly or indirectly, any individual who was an executive, supervisor or manager of the Company as of the Completion Date, or within 90 days prior to the Completion Date, to terminate his/her employment with the Company. Nothing herein shall prevent Executive from, at some point in the future, working for an entity which may also employ former employees of the Company.

6. GRANT OF RIGHTS.

6.1 Executive hereby grants, transfers, conveys and assigns to the Company, its successors and assigns, all right, title, and interest in and to all work, materials and intellectual property of any and all forms constituting or otherwise relating to his performance of his duties hereunder, including the copyright, patent, trade secret rights, and all other right, title, and interest therein, and consisting of all source code, object code, documentation, flow charts, design documents, and record and file layouts relating thereto, and all trademarks, service marks, logos and trade dress associated therewith, and any discovery, concept or idea, whether or not patentable, made during such performance including, but not limited to, processes, methods, formulae and techniques, improvements thereof and know-how relating thereto (collectively, the “Property”). This exclusive conveyance shall include, but is not limited to, all rights to publish, reproduce, transmit, adapt, prepare derivative works, sell, or otherwise make use of the Property (including all subsequent additions, revisions, supplements to, and versions of the Property and derivatives, regardless of nature) throughout the world, in any form or medium and in any language, and to license or otherwise transfer to others the rights commensurate herewith in connection with the Property, to file copyright and patent applications in the United States and throughout the world for the Property in the name of the Company, its successors and assigns. Executive hereby agrees that the Company, it successors and assigns may act as attorney-in-fact to execute any document that the Company, its successors or assigns deem necessary to record this grant with the United States Copyright Office, the United States Patent and Trademark Office, or elsewhere. If requested, Executive agrees to execute any and all copyright, patent, or trade secret assignments, certificates, applications or documents requested by the Company, its successors and assigns related to the Property. Executive’s grant of rights in this Agreement is irrevocable and without right of rescission by Executive.

6.2 In furtherance of, and not in contravention, limitation and/or in place of, the provisions of Section 6.1 above, Company hereby notifies Executive of California Labor Code Section 2870, which provides:

6.2.1 “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.

6.2.2 (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

6.3 Executive acknowledges that he has been notified by the Company of this law, and understands that this Agreement does not apply to Property which is otherwise fully protected under the provisions of said Labor Code Section 2870. Therefore, Executive agrees to promptly disclose in writing to the Company all Property, whether or not Executive personally considers it patentable, which Executive alone, or with others, conceives or makes during his employment with Company or as is otherwise required and set forth under this Section 6.2. Company shall hold said information in strict confidence to determine the applicability of California Labor Code Section 2870 to said Property and, to the extent said Section 2870 does not apply, Executive hereby assigns and agrees to assign all his right, title and interest in and to the Property which relates to business of the Company and Executive agrees not to disclose any of such Property to others without the prior written express consent of Company. Executive agrees to notify Company in writing prior to making any disclosure or performing any work during the term of his employment with Company which may conflict with any proprietary rights or technical know-how claimed by Executive as his property. In the event Executive fails to give Company notice of such conflict, Executive agrees that Executive shall have no further right or claim with respect to any such conflicting proprietary rights or technical know-how.

7. EQUITABLE REMEDIES.    The parties hereto intend that the covenants contained in Sections 5 and 6 shall be enforced to the fullest extent permissible under the laws of the State of California. Executive acknowledges and agrees that his breach of any provision of Sections 5 and 6 will result in irreparable harm and injury to the Company, and further acknowledges and agrees that in the event of any such breach it would be extremely difficult to fix or assess actual damages resulting therefrom. In addition to any other remedy that may be available to the Company at law or in equity, the Company shall be entitled, from any court of competent jurisdiction, to a decree of specific performance and to a temporary and permanent injunction enjoining and restricting the breach, or a threatened breach, by Executive of any such provision of this Agreement.

8. MISCELLANEOUS.

8.1 Entire Agreement.    This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. The rule that a contract is construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.

8.2 Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.3 Successors and Assigns.    Except as provided herein, this Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, and permitted successors and assigns.

8.4 Notices.    All notices required under this Agreement shall be given in writing and shall be served in person, by express mail, by certified mail, by overnight delivery, or by facsimile. Delivery shall be deemed conclusively made (i) at the time of service, if personally served, (ii) five days after deposit in the United States mail, properly addressed and postage prepaid, if delivered by express mail or certified mail, (iii) upon confirmation of delivery by the private overnight deliverer, if served by overnight delivery, and (iv) at the time of electronic transmission (as confirmed in writing), provided a copy is mailed within 24 hours after such transmission. Notices to the Company shall be delivered to the Company’s then-current principal offices, to the attention of the Chief Executive Officer. Notices to the Executive shall be delivered to the address (or facsimile number, if any) provided to the Company by the Executive as his principal residence, or such other address or facsimile number as Executive may designate by written notice.

8.5 Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of California.

8.6 Venue.    The parties hereto agree that all actions or proceedings arising directly or indirectly from this Agreement shall be arbitrated or litigated by arbitrators or in courts having a situs within Los Angeles, California and hereby consent to the jurisdiction of any local, state or federal court in which such an action is commenced that is located in Los Angeles, California, agree not to disturb such choice of forum, waive the personal service of any and all process upon them, and consent that all such service of process may be made by certified or registered mail, return receipt requested, addressed to the respective parties at the address set forth herein.

8.7 Severability.    If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court or arbitrator of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement, and any provision which is found to be void, invalid or unenforceable shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

8.8 Headings.    Titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way, define, limit, extend or describe the scope of this Agreement or any provision thereof. No provision in this Agreement is to be interpreted for or against either party because that party or its legal representative drafted such provision.

8.9 Further Assurances.    Each party agrees to execute and acknowledge such other instruments as may be reasonably necessary to effect the transactions contemplated herein.

8.10 Remedies Cumulative.    All remedies shall be cumulative and pursuit of any one shall not waive any other.

8.11 Waiver.    No waiver by any party at any time of any breach by any other party of, or compliance with, any condition or provision of the Agreement to be performed by any other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

8.12 Application of Section 409A.    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the guidance promulgated thereunder (“Section 409A”). This

Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended by the parties to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Consistent with this intent and notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” (as defined under Section 409A and determined pursuant to procedures adopted by the Company) as of the date of Executive’s “separation from service” (within the meaning of Section 409A) and any payment or portion thereof that otherwise would become payable to Executive pursuant to Section 4 of this Agreement during the first six months following Executive’s separation from service is determined by the Company to constitute a “deferral of compensation” under Section 409A, such payment or portion thereof shall be paid (a) to the Executive by the Company in cash and in full, as soon as practicable after the first day of the seventh month following such separation from service or (b) if Executive dies before such payment or portion of thereof has been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate. Thereafter, any remaining payments shall resume in accordance with this Agreement Within five (5) days of Executive’s request, the Company shall provide Executive with a written detailed explanation of the Company’s analysis supporting its determination that Executive constitutes a “specified employee” (as defined under Section 409A) and that any payment is covered by Section 409A.

8.13 Attorneys Fees.    Should any litigation or arbitration occur between the parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs in connection with such litigation, including reasonable attorneys’ fees incurred after a judgment has been rendered by a court of competent jurisdiction, provided that such recovery of fees and costs shall not exceed $150,000 regardless of whether actual fees and costs exceed such amount. Any judgment shall include an attorneys’ fees clause that shall entitle the judgment creditor to recover attorneys’ fees incurred to enforce a judgment on this Agreement, which attorneys’ fees shall be an element of post-judgment costs.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement to be effective as of the date first set forth above.

EXECUTIVE

/s/ Ajay Mehra
Ajay Mehra

OSI SYSTEMS, INC.

/s/ Deepak Chopra
By: Deepak Chopra, CEO